CAUTIONARY STATEMENTS

Information provided by the Company from time to time may contain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties including, but not limited to, those discussed below, which could cause actual results to differ materially from those expressed, projected or implied in the forward- looking statement.

1. The Company's principal operations are cyclical, because they are directly related to domestic and foreign automotive production, which is itself cyclical and dependent on general economic conditions and other factors. As compared to 1996, the Company expects automotive production in 1997 to be flat or to decline slightly in North America and Europe, and to improve slightly in Asia. Any significant reduction in automotive production in 1997 and beyond would have an adverse effect on the level of the Company's sales to automotive original equipment manufacturers ("OEMs") and the Company's financial position and operating results.

2. Many of the Company's products are currently used exclusively in sport-utility vehicles and light trucks, the most rapidly growing segment in the overall automotive market. Any significant reduction in production in this market segment would have an adverse effect on the level of the Company's sales to OEMs and the Company's financial position and operating results.

3. A number of the Company's major OEM customers manufacture products for their own use that compete with the Company's products. Although these OEM customers have indicated that they will continue to rely on outside suppliers, the OEMs could elect to manufacture products for their own use and in place of the products now supplied by the Company.

4. The Company has a stated goal of increasing its revenues to $2 billion by the year 2000 through the expansion of existing business and select acquisitions. Failure to grow existing business in sufficient volume because of changes in the automotive market and/or the unavailability of suitable acquisition candidates would result in nonattainment of this goal.

5. Annual price reductions to OEM customers have become a permanent feature of the Company's business environment. To maintain its profit margins, the Company, among other things, seeks price reductions from its own suppliers, adopts improved production processes to increase manufacturing efficiency, updates product designs to reduce costs and develops new products whose benefits support increased pricing. The Company's ability to pass through increased raw material costs to its OEM customers is also limited, with cost recovery less than 100% and often on a delayed basis. There can be no assurance that the Company will be able to reduce costs in an amount equal to the annual price reductions and the increase in raw material costs.

6. The Company makes a significant annual investment in research and development activities to develop new and improved products and manufacturing processes. There can be no assurance that research and development activities will yield new or improved products or products which will be purchased by the OEMs, or new and improved manufacturing processes.

7. The Company has a stated goal to expand its operations in all significant global markets to balance the cyclical nature of the automotive business. There can be no assurance that the Company will be able to expand its existing business or acquire new business outside of North America to balance its sales. In addition, there can be no assurance that automotive production in North America, Europe and Asia will not decline simultaneously.

8. The Company has stated that it will continue to increase revenues and operating earnings at a rate greater than overall world automotive production by increasing its content per vehicle with innovative new components and systems. Any of the following factors could cause the Company to fail to outperform world automotive production: (a) a significant drop in production of sport utility vehicles and light trucks, high content vehicles for the Company's products; (b) a failure of research and development spending to result in new components and systems which will be purchased by the OEMs; (c) technology changes which could render the Company's components and systems obsolete; and (d) a reversal of the trend of supplying systems (which allows the Company to increase content per vehicle) instead of components.